Exhibit (r)(2)

Executive Summary

The Carlyle Group Policies and Procedures Regarding

Material, Non-Public Information and the Prevention of Insider Trading

Policy Summary

This policy (this “policy”) is intended to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended, concerning the initial and periodic reporting of “Access Person” securities holdings and transactions.

Carlyle has implemented policies and procedures (the “Insider Trading Policy”) intended to prevent the misuse of material, non-public information.

The key points in the Insider Trading Policy are as follows:

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Insider Trading Generally. “Insider trading” occurs when any person purchases or sells a security (e.g., stock, bonds, etc.) while aware of material, non-public information relating to the security or issuer of such security. Generally, material, non-public information is information that a reasonable investor would consider important in making a decision to buy, sell or hold a security that is not available to the general public. Information regarding Carlyle fund or account investment holdings or recommendations often is material, non-public information.

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Prohibition on the Abuse of Material, Non-Public Information. Carlyle strictly prohibits personnel (and their spouse, minor children and other immediate family household members) from transacting in publicly traded securities while

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aware of material, non-public information about that security, or from tipping (directly or indirectly) material, non-public information. Insider trading can result in significant legal penalties and also sanctions by Carlyle, including termination of employment. When in doubt, do not trade.

•	Procedures Preventing Insider Trading.

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Restricted Trading Lists. Carlyle maintains various lists of restricted issuers or securities that are applicable to Carlyle personnel and funds or accounts. You must immediately contact the Global Chief Compliance Officer or another member of the Legal and Compliance team if you become aware of material, non-public information about a company with publicly traded debt or equity (including in connection with signing an NDA or an initial public offering by a portfolio company). It may be necessary for Carlyle to add the company to one of the restricted lists. Relatedly, employees generally cannot (without pre-approval) effect a trade for a Carlyle fund or account with respect to securities identified on an applicable restricted trading list.

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Personal Trading. You must pre-clear any personal trade in public securities (including debt and equity) via the ComplySci Compliance System at the following address https://tcg.complysci.com/. For assistance with access to the system, send an e-mail to “TCG Compliance” or compliance@carlyle.com. Employees (and their spouses, minor children of other immediate family household members) are generally prohibited from:

•	trading securities (including those of a Carlyle portfolio company) identified on the Carlyle Personnel Restricted Trading List;

•	purchasing and selling or selling and purchasing the same or equivalent securities within any 60 calendar day period; and

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trading the securities of The Carlyle Group Inc., TCG BDC, Inc. or Carlyle Tactical Private Credit Fund in a manner not consistent with long-term investment (e.g., day trading, arbitrage trading, short sales, etc.).

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Carlyle Securities Trading. You may only trade securities of The Carlyle Group Inc., TCG BDC, Inc. or Carlyle Tactical Private Credit Fund with pre-approval via ComplySci and during an open trading window, as applicable. Trading windows for The Carlyle Group Inc. will be announced by the General Counsel or designee, and are anticipated to open on the third trading day after Carlyle makes a public news release of its quarterly earnings for the prior fiscal quarter and close no later than the fourth trading day prior to the end of the current fiscal quarter. Trading windows for TCG BDC, Inc. will be announced by the Chief Compliance Officer of TCG BDC, Inc. or designee, and are anticipated to open on the third trading day after TCG BDC, Inc. makes a public news release of its quarterly earnings for the prior fiscal quarter and close no later than the tenth trading day prior to the end of the current fiscal quarter.

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Carlyle and Portfolio Company Information. You should limit to employees with a legitimate business need access to material, non-public information about Carlyle, its funds or accounts, or any portfolio company or target portfolio company. You should direct to Global Communications or the head of public investor relations for The Carlyle Group Inc. any third-party inquiries regarding Carlyle or its portfolio companies.

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Reporting Obligations. In general, you must register on ComplySci all brokerage accounts for you (and your spouse, minor children or other immediate family household members) and for which you make investment decisions. For accounts not subject to an electronic data feed, you must provide various holdings and transaction reports and certifications, including:

•	a complete report of holdings within 10 days of joining Carlyle;

•	an annual certification of holdings (typically via ComplySci); and

•	reports of personal securities transactions (e.g., monthly or quarterly account statements or immediate trade confirmations).

See also “Reporting Obligations of “Access Persons” below.

Instruments not covered by these reporting obligations include: (i) U.S. government obligations (e.g., Treasury bills), (ii) money market instruments (e.g., bank certificates of deposit), (iii) money market funds, (iv) open-ended mutual funds registered in the U.S; and (v) variable annuity and variable life insurance contracts.

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Government-Sourced Information. You should notify Legal and Compliance or the Global Chief Compliance Officer if you believe that you have received material, non-public information from government employees, experts who consult for the government or other individuals who regularly interact with government employees (e.g., lobbyists and research analysts).

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Engaging Expert Networks. You must seek pre-approval from Legal and Compliance before engaging an expert network firm or speaking with a particular expert from such a firm. Prior to any consultation with an expert, you must make it clear that you do not want to receive confidential or material, non-public information. If you think that you may have obtained such information in the context of using an expert, promptly contact Legal and Compliance.

Reporting Obligations of “Access Persons”

The SEC requires employees who are considered “Access Persons” under SEC regulations to report their personal securities transactions and holdings in companies that have publicly traded securities. An “Access Person” is any Carlyle employee who may become aware of or have access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Certain non-employees may also be specifically identified by Carlyle to be treated as an Access Person. You will be informed by the Office of the General Counsel, the Global Chief Compliance Officer or designee if you are considered an “Access Person”.1

Access Persons must register on the ComplySci Compliance System all brokerage accounts for them, their spouses, minor children, all other immediate family members of the household, and any other brokerage accounts for which the Access Person is making investment decisions (for personal trading as opposed to Advisory Client trading). If a brokerage account is with one of the brokers participating in automated electronic data feeds to the ComplySci system, the obligations described below to provide security holdings and ongoing trading activity are satisfied automatically via the ComplySci registration process, subsequent electronic data transmissions, and periodic certifications. If a brokerage account is not with one of the participating brokers (“non-electronic brokerage account”), then the Access Person must enter all security holdings on the ComplySci system during the registration process and provide reports of personal securities transactions as described below.

If you need any assistance in determining which accounts are brokerage accounts, and what information should be added to the ComplySci Compliance System, contact the Compliance Department for assistance. If any of the registered brokerage accounts are under the full investment discretion of a third party, notify the Compliance Department of the arrangement.

Due to the potential delays and inaccuracies associated with providing personal trading information manually, if you have brokerage accounts with non-electronic brokers, you may be asked to move your accounts to a broker providing electronic data feeds to the ComplySci Compliance System. In addition, Access Persons may not transfer holdings (e.g., compensation stock grants) of The Carlyle Group Inc. from brokerage accounts at Morgan Stanley without specific approval from the Office of the General Counsel or designee.

All Access Persons with non-electronic brokerage accounts must provide to the Compliance Department a complete report of their securities holdings within 10 days of becoming, or being designated, an Access Person, and certify their holdings at least once a year thereafter (typically, via an annual certification through the ComplySci Compliance System). Those reports must be as of a date not more than 45 days prior to the individual becoming an Access Person or the date on which the annual report is submitted.

All Access Persons with non-electronic brokerage accounts must also provide reports of all personal securities transactions. For such accounts, Access Persons may elect to submit (i) immediate trade

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The Global Chief Compliance Officer or designee and the Office of the General Counsel reserve the right to request and review the personal trading activity for accounts associated with non-Access Persons.

confirmations as they make trades; (ii) monthly account statements as they are received; or (iii) quarterly statements showing all activity for the previous quarter. All statements or trade confirmations for the quarter are due to the Compliance Department by the 30th day after the end of the quarter. Access Persons with non-electronic brokerage accounts who have no quarterly transactions to report must submit written confirmation (via e-mail or otherwise) identifying “nothing to report” to the Compliance Department by the 30th day after the end of the quarter.

The initial, quarterly and annual reports of holdings and securities transactions must cover all securities (except securities acquired in transactions noted below) in which the Access Person (including spouse, minor children, other family members of the household, etc.) has or acquires any direct or indirect beneficial ownership or accounts over which an Access Person has control to make investment decisions (e.g., trusts and estates). Absent facts to the contrary, an Access Person is presumed to have beneficial ownership of securities that are held by his or her spouse, minor children, or other immediate family members of the Access Person’s household. All beneficially owned securities must be reported except for (i) U.S. government obligations (e.g., Treasury bills); (ii) money market instruments (e.g., bank certificates of deposit); (iii) money market funds; (iv) open ended mutual funds registered in the U.S (other than a Carlyle-advised mutual fund, which must still be reported), including market index funds,2 and (v) variable annuity and variable life insurance contracts.

Access Persons are not required to report transactions in securities if they were acquired in accounts over which the Access Person (or spouse, minor child, or other immediate family member of the household) had no direct or indirect influence or control, such as a blind trust or an investment account where an independent professional has been granted full investment discretion. Similarly, transactions in securities that are effected in an automatic investment plan are not subject to the periodic transaction reporting requirements herein.

Access Persons (including spouse, minor children, other family members of the household, etc.) who do not hold any brokerage accounts, and have no holdings to report must: (1) confirm this within 10 days of becoming, or being designated, an Access Person, (typically, via registration on the ComplySci Compliance System), (2) must notify the Compliance Department (directly or via the ComplySci Compliance System) if they (including spouse, minor children, other family members of the household, etc.) open a brokerage account or otherwise begin the process of acquiring a reportable holding, and (3) certify the accuracy of this at least once a year thereafter (typically, via an annual certification through the ComplySci Compliance System).

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Note that due to variability in the underlying structure of exchange-traded funds, exchange-traded funds are considered to be reportable securities and are not intended to be carved out of the list of reportable securities.

Responsible Parties

This following parties will be responsible for implementing and enforcing this policy:

The General Counsel, Global Chief Compliance Officer or designees

Documentation and Compliance Dates

Monitoring and testing of this policy will be documented in the following ways:

•	Periodic review of Restricted Trading Lists and confidentiality agreements

•	Periodic review of the transactions of “Access Persons”

•	Annual review by the Global Chief Compliance Officer or designees

Disclosures

The following disclosures are aligned with this policy:

•	Forms ADV

•	Private Placement Offering Memoranda and other offering documents